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                                                                    EXHIBIT 99.1

Contact:  Jerry R. Welch
          Chief Executive Officer
          Gina M. Shauer
          Chief Financial Officer
          The Right Start, Inc.
          (818)707-7100


FOR IMMEDIATE RELEASE


THE RIGHT START, INC. ANNOUNCES ACCOUNTING TREATMENT OF RECAPITALIZATION
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TRANSACTION
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Westlake Village, California - October 14, 1998 - The Right Start, Inc.
(Nasdaq:RTST) announced today that it will restate the accounting treatment for its previously announced recapitalization transaction after discussions with the SEC in connection with the preparation of a proxy statement for the transaction.

As previously announced, in April 1998 the Company initiated a series of related transactions (the "recapitalization transaction") designed to bring additional capital into the Company to strengthen its financial position. The recapitalization transaction included a private placement of $3,850,000 of subordinated notes and warrants to purchase 3,850,000 shares of the Company's common stock. Further, each of the holders of the Company's subordinated debt ($9,850,000 in aggregate principal amount) entered into an agreement whereby each of the holders of the Company's subordinated debt agreed to exchange their debt securities (together with any warrants issued in connection therewith) for preferred stock of the Company. The exchange of the subordinated debt and warrant securities for preferred stock is conditioned only upon shareholder approval of preferred stock of the Company. Because holders of a majority of the Company's voting stock are party to the agreements setting forth the recapitalization transaction and are contractually obligated to vote in favor of the recapitalization transaction, the Company expects to receive shareholder approval to complete such transaction.

While there has been no change in the economics or the terms of the recapitalization, the subordinated debt and warrants issued in April 1998 for consideration to the Company of $3,850,000 will be treated as convertible debt in the restated financial statements. Such treatment will result in the recording of a capital contribution to the Company equal to the difference between the exercise price of the warrants issued and the market value of the Company's common stock underlying the warrants as of the date of issuance. The capital contribution will be reflected in shareholders' equity and as a discount on the subordinated notes. For accounting purposes, the discount on the subordinated notes is then amortized over the expected term of such notes and a non-cash accounting charge to interest expense is recorded. The term of the subordinated notes is the period from the date of issuance of the subordinated notes to the date of completion of the recapitalization transaction which is anticipated to occur in November.

As a result of the accounting adjustments discussed above, the Company will report an increase in total shareholders' equity to $5,950,000 at May 2, 1998 from $2,251,000 as previously reported. The Company will also report an increase in total shareholders' equity to $4,932,000 at August 1, 1998 from

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$1,219,000 as previously reported.  The accounting treatment also will result in a non-cash accounting charge which will increase interest expense by approximately $1.3 million for the quarter ending October 31, 1998 and by approximately $2.5 million for the fourth quarter when the Company's annual meeting is anticipated to be held. Finally, after shareholder approval is obtained at the Company's annual meeting in November, the recapitalization transaction will be completed when remaining subordinated debt of $6,000,000 principal amount is exchanged for Series A and Series B preferred stock.

The Company stated that although the accounting for the transaction is different than was originally anticipated for the interim period, between April of this year when agreement was reached with its subordinated debt holders and November when shareholder approval will be obtained for the transaction, ultimately there is no effect on the Company's total shareholders' equity or cash flow as a result of the change in accounting treatment.

The Right Start, Inc. is a leading merchant of unique, high quality products for infants and young children up to age four. The Company was founded in 1985 and capitalizes on the increasing number of baby boomers who have become middle- to upper-income new parents. The Company's products are distributed through its 35 retail stores and The Right Start Catalog.

Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Registration Statement on Form S-3 (File No. 333-08157), its Annual Report on Form 10-K for the year ended January 31, 1998 and its quarterly report on Form 10-Q for the thirteen weeks ended August 1, 1998.

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